Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163704

PROSPECTUS SUPPLEMENT NO. 4

(To prospectus dated January 26, 2010,

as supplemented by Supplement No. 1, dated May 27, 2010,

as supplemented by Supplement No. 2, dated June 24, 2010,

as supplemented by Supplement No. 3, dated August 11, 2010)

119,512,556 Ordinary Shares

AMARIN CORPORATION PLC

This prospectus supplement no. 4 (this “Supplement”) supplements and amends the prospectus dated January 26, 2010 (as amended by prospectus supplement no. 1, dated May 27, 2010, by prospectus supplement no. 2, dated June 24, 2010, and by prospectus supplement no. 3, dated August 11, 2010, as so amended and supplemented, the “Prospectus”), which relates to the sale of up to 119,512,556 of our ordinary shares, par value £0.50 per share (“Ordinary Shares”), each represented by one American Depositary Share (“ADS”), of Amarin Corporation plc, by the selling shareholders named in the Prospectus or their transferees, pledgees, donees or other successors in interest. This Supplement does not relate to our issuance of additional Ordinary Shares or ADSs beyond the 119,512,556 originally covered by the Prospectus.

This Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, which is to be delivered with this Supplement. This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

Our ADSs are listed on the NASDAQ Capital Market, the principal trading market for our securities, under the symbol “AMRN.”

INVESTING IN THE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FILED ON JANUARY 26, 2010 AND ON PAGE 4 OF OUR ANNUAL REPORT ON FORM 20-F INCLUDED IN THE ABOVE-REFERENCED PROSPECTUS SUPPLEMENT NO. 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES. BEFORE BUYING THESE SECURITIES, YOU SHOULD READ AND CONSIDER THE INFORMATION THAT AMARIN CORPORATION PLC FILES WITH THE SECURITIES AND EXCHANGE COMMISSION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 4 is August 17, 2010.

AMARIN CORPORATION PLC

On August 17, 2010, Amarin Corporation plc (“the Company”) announced that Colin W. Stewart has been appointed President, Chief Executive Officer (CEO) and a member of the Company’s Board of Directors effective August 16, 2010.

Mr. Stewart has more than 30 years of experience in executive management and commercial positions for pharmaceutical companies, including five years as President and CEO of CollaGenex Pharmaceuticals, Inc. where he was responsible for the company’s growth leading to its successful sale in 2008. In addition, Mr. Stewart served ten years with the ASTA Medica Group, where he managed several business units in the United States and internationally. He began his career in sales and marketing for Winthrop Laboratories, Ltd. in the United Kingdom, and subsequently held a number of positions of increasing responsibility within the Sterling-Winthrop Group.

Dr. Declan Doogan, who has been serving as the Company’s Interim CEO, will continue to support the Company as Chief Medical Officer and provide the Company access to the majority of his time.